Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

American Standard Companies Elects Two Directors;

Company Declares Quarterly Dividend

Piscataway, N.J. – July 7, 2005 – American Standard Companies Inc. (NYSE: ASD) board of directors today elected Kirk S. Hachigian, 47, president and CEO, Cooper Industries, and Dale F. Morrison, 55, President and CEO, McCain Foods Limited, as directors.

Hachigian joined Cooper Industries in 2001 as executive vice president, Operations, with responsibility for five of the divisions within the Electrical Products segment that primarily serve electrical construction markets. He assumed responsibility for all of the company’s Electrical Products businesses in June 2003 and was named COO in November of that same year. Hachigian was named president and COO and elected to Cooper’s board of directors in August 2004. He was elected CEO on May 1, 2005. Prior to joining Cooper, Hachigian was president and CEO of the Asia Pacific Operations unit of GE Lighting.

Morrison was named president and CEO of McCain Foods in 2004. Prior to joining McCain Foods, he was an operating partner with Fenway Partners, a New York private equity firm. He has spent most of his career in the food industry including 10 years with General Foods, 14 years with PepsiCo and five years with the Campbell Soup Company where he served as president and CEO from 1997 to 2000.

“Kirk and Dale bring a wonderful mix of global business experience to our company” said Fred Poses, chairman and CEO of American Standard. “Dale has an extensive background working in consumer companies, and Kirk in industrial companies. Their unique perspectives will further enhance our board.”

During its meeting today, the board of directors also declared a quarterly dividend of 15 cents per share of common stock. The dividend will be paid on Sept. 20, 2005, to shareholders of record on Sept. 1, 2005.

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American Standard is a $9.5 billion global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 61,000 people and has manufacturing operations in 28 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:

Lisa Glover, (732) 980-6048, lglover@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:

Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com, or Todd Gleason, (732) 980-6399, tgleason@americanstandard.com

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2005 American Standard Inc.